Exhibit 10.2

[*] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

EXCLUSIVE LICENSE AGREEMENT

This Exclusive License Agreement (the “Agreement”) is made and entered into this 15th day of May, 2026 (the “Effective Date”), by and between Rocket One Inc and its Affiliates (the “Licensee”) with its principal place of business at 720 Monroe Street, Suite E514 Hoboken, NJ 07030, and VIRGINIA COMMONWEALTH UNIVERSITY INTELLECTUAL PROPERTY FOUNDATION (“Licensor”) with its principal place of operation at Virginia Commonwealth University, 800 E. Leigh Street, Suite 3000, Richmond, Virginia 23298-0568. In consideration of the promises and the terms of this Agreement, Licensor and Licensee agree as follows.

1. BACKGROUND

Licensor manages and licenses intellectual property developed at Virginia Commonwealth University (“VCU”) or otherwise owned by VCU and/or Licensor. This intellectual property, includes the patent application and technical information associated with [*]. Licensee desires to commercialize products based on these inventions and license the inventions and technical information from Licensor under the terms of this Agreement.

2. DEFINITIONS

The following terms shall have the meaning ascribed to them below.

2.1 “Affiliate” of any company means any corporation which, directly or indirectly, controls or is controlled by, or is under direct or indirect common control with, such company; and for the purposes of this definition “control” (including “control by” and “under common control with”) as used with respect to any corporation or company, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such corporation or company, through the ownership of more than 50% of the voting shares.

2.2 “Calendar Quarter” means the three-month period ending March 31, June 30, September 30, or December 31 in any year.

2.3 “Combination Product” means a product for use in the Field of Use which contains a Licensed Product, and also one or more other components which performs a useful function independent of the Licensed Product where the Licensed Product in the Combination Product can also function independently of the other components.

2.4 “Licensed Patents” means the Valid Claims of, to the extent controlled by Licensor, the United States patents and patent applications, corresponding foreign patents and patent applications as listed in Appendix A, incorporated herein by reference, and any reissues, extensions, substitutions, continuations, divisions, and continuation-in-part applications (but only those Valid Claims in the continuation-in-part applications that are entirely supported in the specification and entitled to the priority date of the parent application).

2.5 “Licensed Product(s)” means any product in the Field of Use that incorporates, is covered by or is made, in whole or part, by the use of the Licensed Patents and/or embodies, contains, uses, is used or made through the use of, or was in whole or part derived from Licensed Technical Information.

2.6 “Licensed Service(s)” means the performance on behalf of a third party of any method that is covered by, in whole or part, by the use of the Licensed Patents and/or embodies, contains, uses, is used or made through the use of, or was in whole or part derived from Licensed Technical Information.

2.7 “Licensed Technical Information” means proprietary information, including data documentation and specifications, not generally publicly known, necessary to practice the rights under the Licensed Products, that is owned or controlled by VCU and the Licensor at the time of the Effective Date.

2.8 “Field of Use” means commercial use for data centers and artificial intelligence.

2.9 “Net Sales” means the amounts received by Licensee and its Affiliates and Sublicensees from the use of Licensed Products, the performance of Licensed Services, or the sale of Licensed Products, less: (a) discounts or rebates actually allowed from the billed amount, (b) credits or allowances actually allowed upon claims or returns, and (c) taxes or other government charges included in the amounts billed. For non-cash and partial-cash sales, Net Sales shall include the fair market value of non-cash consideration received for such sale of the same quantity of Licensed Products and/or Licensed Services. In the event that Licensed Products and/or Licensed Services are used by Licensee rather than sold, the parties shall agree upon an appropriate Net Sales price for each such use on which to base a royalty calculation.

In the case of Combination Products “Net Sales” shall mean the amounts received by Licensee and its Affiliates and Sublicensees from the use of Combination Products or the sale of the Combination Products, less the deductions set forth in (a) through (c) above, multiplied by a proration factor that is determined as follows:

(x) if all components of the Combination Product were sold separately during the same or immediately preceding calendar quarter, the proration factor for each different Combination Product shall be determined by the formula [A / (A+B)], where A is the sum of the average sale prices of each of the Licensed Product components in that Combination Product during such period when sold separately from the other essential functional components in that Combination Product, and B is the sum of the average sale prices of each of the other essential functional components in that Combination Product during such period when sold separately from such Licensed Product components; or

(y) if such average sale price cannot be determined for the Licensed Product components of a Combination Product, and for each of the other essential functional component(s) of such a Combination Product, then the proration factor shall be determined by the formula [C/(C+D)], where C is the fair market value of the Licensed Product and D is the fair market value of all other essential functional component(s) included in the Combination Product. Prior to first sales of a Combination Product, Licensee shall in good faith make a determination of the respective fair market values of the Licensed Product and the other essential functional component(s) included in the Combination Product, and shall notify Licensor of such determination and provide Licensor with data to support such determination. Licensor shall have the right to review and approve such calculation, such approval not to be unreasonably withheld or delayed. If Licensor does not agree with such determination, Licensor shall inform Licensee within thirty (30) days of receiving Licensee’s determination and data, and the parties shall meet promptly to discuss the basis of the calculations; if Licensor and Licensee are still unable to agree in good faith as to such respective fair market values, then the parties shall attempt to resolve the dispute in accordance with the provisions of this Agreement.

2.10 “Sublicensee” means any non-affiliated third party to whom Licensee has granted a Sublicense.

2.11 “Sublicense” means an agreement in which Licensee (a) grants or otherwise transfers any of the rights licensed to Licensee under this Agreement, or (b) agrees not to assert such rights or to sue, prevent or seek a legal remedy for the practice of the rights licensed to Licensee under this Agreement.

2.12 “Sublicensing Revenue” means the fair market cash value of any and all consideration received by Licensee from a Sublicensee under its Sublicense, including without limitation license issue fees and other licensing fees, option fees, milestone payments, minimum annual royalties, equity or other payments of any kind whatsoever, irrespective of whether such revenues are received in the form of cash, barter, credit, stock, warrants, release from debt, goods or services, licenses back, or any other form whatever.

2.13 “Valid Claim” means a claim of a patent or patent application in any country that (a) has not expired; (b) has not been disclaimed; (c) has not been cancelled or superseded, or if cancelled or superseded, has been reinstated; and (d) has not been revoked, held invalid, or otherwise declared unenforceable or not allowable by a tribunal or patent authority of competent jurisdiction over such claim in such country from which no further appeal has or may be taken.

3. GRANT

3.1 License. Subject to the terms of this Agreement, Licensor grants to Licensee an exclusive, royalty bearing, license under Licensed Patents and a nonexclusive royalty bearing, worldwide license for Licensed Technical Information to make, have made, use, offer to sell, sell, and import Licensed Products and otherwise perform Licensed Services, with the right to Sublicense others under the terms of Section 9, throughout the term of this Agreement in the Field of Use.

3.2 VCU Retained Rights. The parties acknowledge and agree that Licensor and VCU shall be entitled to (a) publish the scientific findings from research related to Licensed Patents; and (b) to practice the Licensed Patents for educational, research, patient care and treatment, and other internal purposes. Such reservation shall include the right to extend such right to practice under the Licensed Patents for educational and research purposes (but not for patient care and treatment, or any other internal purpose) to subsequent employers of any of the Inventors, but only to the extent that such employers are not-for-profit organizations. Such reservation shall further include the right to provide technical information, and to grant licenses under the Licensed Patents, to not-for-profit and governmental institutions for their internal research and scholarly use only, in accordance with the NIH Guidelines for Obtaining and Disseminating Biomedical Research Resources (as published in the U.S. Federal Register / vol. 64, No. 246 - 12/23/99).

3.3 Government Rights. Notwithstanding anything in this Agreement to the contrary, to the extent that the United States Government sponsors research at VCU or otherwise contributes to the funding supporting the research, in which the invention covered by the Licensed Patents was conceived or reduced to practice, as set forth in 35 U.S.C. §§200-206, 37 C.F.R. Part 401 and in the relevant Government research contracts with VCU, then any and all licenses and other rights granted under this Agreement are limited by and subject to the rights and requirements of the provisions of 35 U.S.C. §§200-206, 37 C.F.R. Part 401 and in the relevant Government research contracts with VCU. To the extent applicable, such rights and requirements include without limitation the grant of a nonexclusive, nontransferable, irrevocable, paid-up license to practice or have practiced for or on behalf of the Government any of the Licensed Patents throughout the world (as set forth in 35 U.S.C. §202(c)(4)).

3.4 U.S. Manufacture Requirement. To the extent required by35 U.S.C. §204, Licensee agrees that any Licensed Products used or sold in the United States will be manufactured substantially in the United States.

3.5 No Implied Rights. Nothing in this Agreement shall be construed to confer any rights upon Licensee by implication, estoppel, or otherwise as to any technology or patent rights of VCU or any other entity, other than the Licensed Patents, regardless of whether such technology or patent rights shall be dominant or subordinate to any Licensed Patents.

4. DILIGENCE AND PATENT PROSECUTION

4.1 Diligent Efforts to Bring a Licensed Product to Market. The Licensee will use its best efforts to bring one or more Licensed Products to market through a thorough, vigorous and diligent program for exploitation of the Licensed Patents and Licensed Technical Information and to continue active, diligent marketing efforts for Licensed Products throughout the life of this Agreement. To be in compliance with Section 4.1, the Licensee must meet the milestones set out in Appendix C or be granted a waiver from Licensor in writing.

4.2 Patent Prosecution. Licensor shall have exclusive responsibility for the preparation, filing, prosecution, and maintenance of the Licensed Patents, including choice of patent counsel. Licensor shall have the exclusive responsibility to file reissues and reexaminations of the Licensed Patents and at its sole discretion. Licensor shall keep Licensee fully informed of patent prosecution, will seek Licensees comments and suggestions prior to taking material actions for the same, and will take all prosecution actions reasonably recommended by Licensee which would expand the scope of rights sought. Licensee shall cooperate with Licensor to insure that each Licensed Patent reflects and will reflect, to the extent practicable and to the best of Licensee’s knowledge, all items of commercial interest to Licensee.

4.3 Patent Cost Reimbursement. Licensee shall reimburse all reasonable legal expenses incurred before and during the term of this Agreement by Licensor in filing, prosecuting and maintaining the Licensed Patents, within thirty (30) days after receipt of invoice from Licensor. Any payments to Licensor’s counsel are made with the understanding that such payments do not create an attorney-client relationship between Licensee and such counsel. Time is of the essence with respect to such payments. Licensor and Licensor’s counsel may require advance payment by Licensee of patent filing, maintenance fees, annuities and other significant patent prosecution expenses within thirty (30) days after receipt of invoice from Licensor.

4.4 Cooperation. Licensor or its patent counsel shall inform Licensee (either orally or in writing, including via email) of all material actions necessary for the filing, prosecution, issuance and maintenance of Licensed Patents. Licensee shall promptly instruct Licensor in writing whether to take such action at Licensee’s expense. If Licensor does not receive from Licensee written instruction to take the material action at issue within thirty (30) days prior to the statutory bar date for such material action, Licensor shall have no obligation to take or have taken such material action to protect the Licensed Patents at issue, even if the result is the irrevocable loss of rights.

4.5 Failure to Pay. If Licensee declines to pay in full any legal expenses necessary for the filing, protection or maintenance of Licensed Patents, Licensor shall have the right to (a) abandon some or all of such rights at Licensor’s sole discretion, or (b) incur those costs at its own expense. In the former case, the royalty rate for Licensed Products sold in said territory will be reduced by [*] percent ([*]%). In the latter case in which Licensor continues to pursue patent protection at its own expense, Licensor may either require Licensee to pay royalties for that territory as specified in Appendix B or may exclude such Licensed Patents and Licensed Technical Information rights from the licenses granted under this Agreement by providing Licensee written notice of this election. In such event, Licensor shall be free to license such rights to third parties without any further obligation to Licensee. Appendix A will be modified by Licensor accordingly.

4.6 Termination for Patent Challenges. Licensor shall have the right to immediately terminate this Agreement, without requirement notification of default, in the event that Licensee challenges, directly or indirectly, whether as a claim, a cross-claim, counterclaim, or defense, the validity, patentability or enforceability of any of the Licensed Patents before any court, arbitrator, or other tribunal or administrative agency in any jurisdiction. The parties acknowledge that the re-examination proceedings shall not be considered a challenge of the Licensed Patents.

5. PAYMENT PROVISIONS

5.1 Fees. Licensee will pay to Licensor the consideration, fees and royalties specified in this Section 4 and Appendix B. For all royalties and sublicensing fees due relating to Licensed Products, Licensee will pay Licensor for all Licensed Products that are either sold or produced within thirty (30) days after the end of each Calendar Quarter in U.S. dollars. For all royalties and sublicensing fees due relating to Licensed Services, Licensee will pay Licensor for all Licensed Services that are either sold or performed within thirty (30) days after the end of each Calendar Quarter in U.S. dollars. For all other amounts, Licensee shall pay Licensor as set forth in this Agreement or Appendix B. Time is of the essence with respect to such payments.

5.2 Payment Terms. All payments due the Licensor must be paid in U.S. currency. The Licensee must convert Net Sales invoiced in foreign currency into equivalent U.S. currency at the exchange rate for the foreign currency prevailing as of the last day of the reporting period, as reported in the Wall Street Journal®. Royalty payments shall be based on Net Sales in any country where a Licensed Patent covers a Licensed Product and/or a Licensed Service, and on Net Sales of export products when the product was produced in a country where a Licensed Patent covers a Licensed Product. Licensee agrees to pay interest of 1.5% per month, the interest being compounded monthly, or two hundred fifty dollars ($250.00), whichever is greater, on any delinquent payments to Licensor. Licensee shall calculate the correct late payment charge, and shall add it to each such late payment. Licensee shall pay for all costs and reasonable attorneys’ fees incurred by Licensor in collecting payments due to Licensor.

5.3 No Multiple Royalties. If the manufacture, use, lease, or sale of any Licensed Products or Licensed Services are covered by more than one of the Licensed Patents, multiple royalties shall not be due.

6. REPORTING OBLIGATIONS

6.1 Payment Reports. Licensee shall deliver to Licensor true and accurate reports, within thirty (30) days after each Calendar Quarter of each year, pertaining to Net Sales of Licensed Products and Licensed Service in the relevant Calendar Quarter, which shall include at least the following information:

(a) the identity of each Licensed Product and Licensed Service being developed, manufactured, marketed and/or sold;

(b) the stage of development of each Licensed Product and Licensed Service;

(c) the number of each Licensed Product manufactured and/or sold in each country and each and Licensed Service performed in each country;

(d) Net Sales of Licensed Products and Licensed Service sold by the Licensee and its Affiliates, prepared in accordance with generally accepted accounting principles, on a country by country basis, for each Licensed Product and Licensed Service;

(e) any and all allowable deductions from Net Sales made by Licensee;

(f) names and addresses of all Sublicensees of Licensee

(g) the amount of all Sublicensing Revenue received from each Sublicensee in the Calendar Quarter;

(h) total royalties and payments due.

6.2 Progress Reports. On or before January 1 and July 1 of each year until Licensee markets Licensed Products and/or Licensed Services, Licensee shall make a written semi-annual report to Licensor covering the preceding six (6) months regarding the progress of Licensee toward commercial use of Licensed Products and Licensed Services. Such report shall include, as a minimum, information sufficient to enable Licensor to satisfy reporting requirements of the U.S. Government and for Licensor to ascertain progress by Licensee toward meeting the diligence requirements of Sections 4.1 and 4.2.

6.3 Records. Licensee shall keep full, true and accurate books of account containing all particulars that may be necessary for the purpose of showing the amounts payable to Licensor hereunder (the “Records”). The Records shall be kept at Licensee’s principal place of business. The Records shall be made available to Licensor (or its agents) at all reasonable times for five (5) years following the end of the calendar year to which they pertain for the purpose of verifying Licensee’s royalty statement or compliance in other respects with this Agreement. The Records will include general ledger records showing cash receipts and expenses, and records which include production records, customers, serial numbers, and related information in sufficient detail to enable the royalties and other fees payable under this Agreement by Licensee to be determined. Such examination is to be made by Licensor or its designee, at the expense of Licensor. Should such inspection, however, lead to the discovery of a greater than five (5) percent discrepancy in reporting to Licensor’s detriment, Licensee shall pay the full cost of such inspection. Licensee shall pay any amounts such inspection reveals to be due and owing within thirty (30) days of the receipt of an invoice for same.

7. INFRINGEMENT

7.1 Warranty Disclaimer; Indemnity. Licensee acknowledges and agrees that all rights licensed by the Licensor hereunder are licensed “as is” and without any representation, indemnification or warranty with respect to possible infringement of third party rights. In the event of a third party infringement action against either party with respect to any Licensed Patents, Licensee will defend Licensor and VCU at Licensee’s expense, with the understanding that breaching such obligation may result in a default judgment against Licensee, its Affiliates, Sublicensees, and/or Licensor (however, Licensee’s failure to defend shall not prevent VCU and Licensor from defending themselves). Licensee shall indemnify, defend and hold VCU and Licensor harmless from any such judgment, and without limitation shall pay any damages awarded in any judgment against VCU and Licensor. Licensor will cooperate as requested by Licensee, and will be compensated by Licensee for its reasonable out-of-pocket expenses incurred in such cooperation, which Licensor will only be required to expend if Licensee has approved same for reimbursement. No settlement, consent judgment, or other voluntary final disposition of any suit that would affect the validity, scope or enforceability of the Licensed Patents, by estoppel, admission or otherwise, or the Licensor’s rights in or to same, may be entered into without the consent of Licensor.

7.2 Notice of Infringement. Licensee and Licensor shall promptly inform each other in writing of any alleged infringement of the Licensed Patents by a third party.

7.3 Prosecution of Infringement by Licensee. So long as Licensee remains the exclusive licensee of the Licensed Patents in the Field of Use, Licensee, to the extent permitted by law, shall have the right, under its own control and at its own expense, to prosecute any third party infringement of the Licensed Patents in the Field of Use. If required by law, Licensor shall permit any action under this Section to be brought in its name, including being joined as a party-plaintiff, provided that Licensee shall hold Licensor harmless from, and indemnify Licensor against, any costs, expenses, or liability that Licensor incurs in connection with such action. No settlement, consent judgment, or other voluntary final disposition of the suit shall be entered into without the consent of Licensor, which consent shall not be unreasonably withheld.

7.4 Prosecution of Infringement by Licensor. In the event that Licensee is unsuccessful in persuading the alleged infringer to desist and fails to have initiated an infringement action within a reasonable time after Licensee first becomes aware of the basis for such action (if the third party has not ceased infringing), Licensor shall have the right, at its sole discretion, to prosecute such infringement under its sole control and at its sole expense.

7.5 Recovery Allocation. In the event that Licensor shall undertake the enforcement and/or defense of the Licensed Patents by litigation, any monetary recovery by Licensor, shall be divided equally between Licensor and Licensee, after Licensor recovers its attorney’s fees and costs of litigation. In the event that Licensee undertakes the enforcement and/or defense of the Licensed Patents by litigation, any monetary recovery by Licensee shall be treated as Sublicensing Revenue, after Licensee recovers its attorney’s fees and costs of litigation.

7.6 Cooperation. In any infringement suit that either party may institute to enforce the Licensed Patents pursuant to this Agreement, the other party shall, at the request of the party initiating such suit and upon reasonable notice, cooperate in all respects and, to the extent possible, have its employees testify when requested and make available relevant records, papers, information samples, models, specimens and the like.

7.7 Right to Sublicense Infringers. So long as Licensee remains the exclusive Licensee of the Licensed Patents, Licensee shall have the sole right, subject to approval by Licensor, which shall not be unreasonably withheld, in accordance, with the terms and conditions herein to Sublicense any alleged infringer for future use of Licensed Patents. Prior to the distribution of sublicensing fees received from an alleged infringer as specified in Section 5, Licensor shall be compensated for any and all expenses incurred by it, if any, in that regard prior to the commencement of the Sublicense with the infringer.

7.8 Right of Licensor to Step-In. In the event of any legal action alleging invalidity or noninfringement of any of the Licensed Patents shall be brought against Licensee, or Licensor, Licensor, at its option, shall have the right within thirty (30) days after the commencement of such action, to intervene and take over the sole defense of the action at its own expense. If Licensor chooses not to intervene, Licensee shall have the option to intervene and take over the sole defense at its own expense.

8. TERM AND TERMINATION

8.1 Term. This Agreement is in full force and effect from the Effective Date and remains in effect until the expiration of the last to expire Licensed Patents, or 15 years from the first commercial sale of a License Product or Licensed Service, whichever is later unless, sooner terminated by operation of law or by acts of either of the parties in accordance with the terms of this Agreement (the “Term”).

8.2 Termination for Convenience. Licensee may terminate this Agreement at any time by giving Licensor ninety (90) days written notice. In the event of termination of this Agreement by Licensee, Licensee shall have no further rights under this Agreement; however, Licensee will remain obligated for any royalties due or fees accrued or other expenses incurred up until the date of termination including royalty on sale of inventory in stock after the date of termination.

8.3 Termination by Licensor. Licensor may terminate this Agreement if Licensee:

(a) fails to pay on the due date any sum due under Section 5 of the Agreement of Appendix B of this Agreement;

(b) fails to provide reports on the due date specified under Section 6 of this Agreement;

(c) fails to reach diligence milestones as specified in Section 4 or Appendix C of this Agreement;

(d) or fails to correct any other default within ninety (90) days after receipt of written notice by Licensor.

8.4 Termination for Bankruptcy. The Licensee must provide notice to the Licensor of its intention to file a voluntary petition in bankruptcy or, where known to the Licensee, of another party’s intention to file an involuntary petition in bankruptcy for the Licensee, said notice must be received by the Licensor at least thirty (30) days prior to filing such petition. Licensor may terminate this Agreement upon receipt of such notice at its sole discretion. The Licensee’s failure to provide such notice to Licensor will be deemed a material, pre-petition, incurable breach of this Agreement and the Agreement will terminate automatically on the date of filing such voluntary or involuntary petition in bankruptcy.

8.5 Automatic Termination. Notwithstanding the above, this Agreement and the licenses granted herein shall immediately and automatically terminate without notice in the event Licensee, or its Affiliates, Sublicensees or other party acting under authority of Licensee, violates any provision of the Indemnification and Insurance Sections. A termination occurring under this Section shall occur and become effective at the time of the violation that causes such termination, and Licensee and its Affiliates and Sublicensees shall have no right to complete production and sale of Licensed Products or perform Licensed Services. Notwithstanding the foregoing, to the extent that such rights are still available for licensing (e.g., Licensor has not licensed them to a third party), Licensee shall have the right to reinstate the effectiveness of this Agreement by: (a) obtaining the required insurance and providing evidence of such insurance to Licensor, and (b) paying Licensor for all products sold and services performed during the period of time when this Agreement was terminated as if they were Licensed Products and/or Licensed Services sold during the Term of this Agreement, and then this Agreement shall automatically become effective as of the date of reinstatement of said insurance payments and the receipt of such payment and shall remain in full force and effect without any further action of the parties until termination or expiration of this Agreement according to its terms.

8.6 Survival. The following terms shall survive termination or expiration of this Agreement:

(a) Licensee’s obligation to pay royalties and fees accrued or accruable;

(b) Any cause of action or claim of Licensee or Licensor, accrued or to accrue, because of any breach or default by the other party; and

(c) The provisions of Section 5, 6, 7 and Paragraphs 8.6, 8.9 and 8.8, and any other provisions that by their nature are intended to survive.

8.7 Sell-Off Right. Upon the early termination of this Agreement, Licensee and its Affiliates and Sublicensees may complete and sell any work-in-progress and inventory of Licensed Products that exist as of the effective date of termination, provided that (a) Licensee pays Licensor the applicable running royalty or other amounts due on such Net Sales of Licensed Products in accordance with the terms and conditions of this Agreement, (b) Licensee pays Licensor the relevant percentage of the Sublicensing Revenue, and (c) Licensee and its Affiliates and Sublicensees shall complete and sell all work-in-progress and inventory of Licensed Products within six (6) months after the effective date of termination.

8.8 No Waiver. No relaxation, forbearance, delay or indulgence by either party in enforcing any of the terms of this Agreement or the granting of time by either party to the other shall prejudice, affect or restrict the rights and powers of the former under this Agreement nor shall any waiver by either party of a breach of this Agreement be considered as a waiver of any subsequent breach of the same or any other provision of this Agreement.

8.9 Rights to Data. Upon termination by either party prior the expiration of the last to expire Licensed Patents, Licensee shall provide Licensor with copies of and a nonexclusive, royalty-free, worldwide license to data and documentation gathered and/or submitted for regulatory marketing approval.

9. SUBLICENSE(S)

9.1 Sublicense. Licensee shall have the right to seek Sublicenses subject to the terms and conditions of this agreement as stated in Section 2 and as defined in this Section 8. All Sublicenses will include all of the rights of, and will require the performance of all the obligations due to, Licensor under this Agreement other than those rights and obligations in Appendix B, Section 2 (License Issue Fee and Patent Prosecution Costs) and Appendix B, Section 5 (Annual Minimum Payment) of this Agreement. In addition to payment of royalties on Net Sales, Licensee will pay to Licensor a percentage, as specified in Appendix B, Section 4, of Sublicensing Revenues. Sublicense terms and conditions shall reflect that any Sublicensee(s) shall not further Sublicense. For the purposes of this Agreement, the operations of all Sublicensees shall be deemed to be the operations of the Licensee, for which the Licensee shall be responsible.

9.2 Compulsory Sublicense. If Licensee licenses patent rights assigned to or otherwise acquired by it (“Licensee’s Patent Rights”), and it believes, in good faith, that the recipient of such license will infringe Licensed Patents in practicing the Licensee’s Patent Rights, then the Licensee will not separately grant a license to such recipient under Licensee’s Patent Rights without concurrently granting a Sublicense under Licensed Patents on the terms required under this Agreement. In the event that Licensor and the Licensee each own an undivided interest in any Licensed Patents licensed hereunder, the Licensee will not separately grant a license to any third party under its rights without concurrently granting a license under Licensor’s rights on the terms and conditions described in this Section 9.

9.3 Notice of Sublicense. The Licensee will notify Licensor of each Sublicense granted hereunder and provide Licensor with a complete copy of each Sublicense within thirty (30) days of issuance of the Sublicense. Royalties and a percentage of Sublicensing Revenues owed to Licensor will be paid to Licensor on or before the due date of the royalty report applicable, as per Section 6, to the quarter in which consideration was due and owing to the Licensee under the Sublicense. The Licensee will require Sublicensees to provide it with copies of all progress reports and royalty reports in accordance with the provisions herein, and the Licensee will collect and deliver to Licensor all such reports due from Sublicensees.

9.4 Effect of Termination. Upon termination of this Agreement for any reason all Sublicenses will be canceled and terminate six (6) moths after termination of this Agreement, provided each Sublicensee pays Licensor the applicable amounts that would have been owed by Licensee under this Agreement during the six (6) month period and comply with the other terms of this Agreement. During this six (6) month period, Licensor will negotiate in good faith with each Sublicensee about a potential direct license on terms that are similar to the terms in the Sublicense, apart from any warranties, indemnity, or other terms inconsistent with the terms of this Agreement.

10. MISCELLANEOUS

10.1 No Partnership. Nothing in this Agreement shall create, or be deemed to create, a partnership, or the relationship of principal and agent, between the parties.

10.2 Assignment. This Agreement is personal to Licensee. None of the rights or obligations hereunder may be assigned or transferred, whether by merger, consolidation, or acquisition without the prior written consent of Licensor, which Licensor shall not unreasonably withhold, condition, or delay. Any purported assignment or transfer in violation of the foregoing shall be null and void and of no force and effect. Notwithstanding the foregoing, Licensee may assign its rights and obligations under this Agreement to an Affiliate or to a successor in connection with a Change of Control, provided that such successor (1) agrees in writing to be bound by the terms and conditions of this Agreement on or before the effective date of the assignment and (2) pays to Licensor an assignment fee of [*] percent ([*]%) of the transaction value.

10.3 No Liens. Subject to Section 10.2 of this Agreement, the clauses are personal to the parties and neither party may assign, mortgage, charge or license any of its rights hereunder, nor may either party sub-contract or otherwise delegate any of its obligations hereunder, except with the prior written consent of the other party.

10.4 Marking. Licensee shall (a) to the extent reasonably practical, place in a conspicuous location on all patented products made pursuant to this Agreement a patent notice in accordance with 35 U.S. C. §287 consisting of the word “Patent” or “Patents” and the number or numbers of the United States patent or patents licensed hereunder and (b) comply in all respects with the laws of the country of manufacture, and/or sale of the Licensed Patents so as to ensure Licensor of full protection and rights under such laws. Licensee shall include the provisions of this clause in all sub-licenses with third parties and Affiliates.

10.5 Indemnity. Licensee shall at all times during the term of this Agreement and thereafter indemnify, defend and hold Licensor, its trustees, directors, officers, employees and affiliates harmless against all third party claims, proceedings, demands and liabilities, including legal expenses arising out of the death of or injury to any person or persons or out of any damages to property resulting from the research, development, production, manufacture, sale, modification, use, import or advertisement of Licensed Products and/or Licensed Services.

10.6 Insurance. Licensee shall obtain and carry in full force and effect commercial, general liability insurance which shall protect Licensor in accordance with this Section. Such insurance shall be written by a reputable company authorized to due business in the Commonwealth of Virginia, shall list Licensor as an additional named insured thereunder, shall be endorsed to include product liability coverage and shall require reasonable written notice to be given to Licensor prior to any cancellation or material change thereof. The limits of such insurance shall not be less than one million dollars ($1,000,000) per occurrence with an aggregate of five million ($5,000,000) for personal injury or death, and one million dollars ($1,000,000) per occurrence with aggregate of three million dollars ($3,000,000) for property damage. Licensee shall provide Licensor with Certificates of Insurance evidencing same.

10.7 Disclaimers. Nothing in this Agreement shall be construed as (a) a warranty or representation by Licensor as to the validity or scope of any Licensed Patents, (b) a warranty or representation that anything made, used, imported, developed, promoted, offered for sale, sold, or otherwise disposed of under any license granted in this Agreement does not or will not infringe patents, trade secrets or other proprietary rights of third parties; (c) an obligation to bring or prosecute actions or suits against third parties for infringement; (d) conferring the right to use in advertising, publicity or otherwise any trademark, trade name, or names, or any contraction, abbreviation, simulation or adaptation thereof of VCU or Licensor; (e) conferring by implication, estoppel or otherwise any license or rights under any patents of Licensor other than the Licensed Patents; (f) any other representations or warranties, either express or implied, unless specified in this Agreement; (g) directly or indirectly operating or applying as a waiver of sovereign immunity by the Commonwealth of Virginia; or (h) imposing any obligation or any liability on any party contrary to the laws of the Commonwealth of Virginia. Licensor DISCLAIMS AND MAKES NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE LICENSED RIGHTS, OR ANY LICENSED PRODUCTS OR LICENSED SERVICES.

10.8 No Use of Names. Licensee shall not use the names or trademarks of Licensor, nor any adaptation thereof, nor the names of any of its employees, in any advertising, promotional or sales literature without prior written consent obtained from Licensor, or said employee, in each case, except that the Licensee may state that it is a Licensee of Licensor with respect to the Licensed Patents.

10.9 Notice. Any notice or payment required to be given to either party will be deemed to have been properly given and to be effective:

(a) on the date of delivery if delivered in person;

(b) on the date of mailing if mailed by first-class certified mail, postage paid; or

(c) on the date of mailing if mailed by any global express carrier service that requires the recipient to sign the documents demonstrating the delivery of such notice or payment;

to the respective addresses given below, or to another address as designated in writing by the party changing its address.

VIRGINIA COMMONWEALTH UNIVERSITY
INTELLECTUAL PROPERTY FOUNDATION

President
Box 980568

800 E. Leigh Street, Suite 3000
Virginia Commonwealth University
Richmond, VA 23298-0568

LICENSEE

Executive Vice President

720 Monroe Street, Suite E504
Hoboken, NJ 07030

cc: hayley@rocketone.space

10.10 Entire Agreement. This Agreement contains the entire and only agreement and understanding between the parties and supersedes all preexisting agreements between them respecting its subject matter. Any representation, promises, or condition in connection with such subject matter which is not incorporated in this Agreement shall not be binding on either party. No modification, renewal, wavier, and no termination of this Agreement or any of its provisions shall be binding upon the party against whom enforcement of such modification, renewal, waiver or termination is sought, unless made in writing and signed on behalf of such party by one of its duly authorized officers. As used in this Agreement, the word “termination” includes any and all means of bringing an end prior to its expiration by its own terms this Agreement, or any provisions thereof, whether by release, discharge, abandonment or otherwise.

10.11 Governing Law. This Agreement shall be construed, governed, interpreted and applied in accordance with the laws of the Commonwealth of Virginia, U.S.A., except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent was granted. Any legal action or proceeding relating to this Agreement or any document or instrument related hereto shall be brought only in the courts of the Commonwealth of Virginia in Richmond, Virginia, and by its execution and delivery of this Agreement, Licensee hereby accepts for itself and in respect to its property, generally and unconditionally, the jurisdiction of the aforesaid courts.

10.12 Counterparts. This Agreement may be executed in one or more counterparts and any party hereto may execute any such counterparts each of which shall be deemed an original and all of which, taken together, shall constitute but one and the same document. It shall not be necessary in making proof of this document or any counterpart hereof to produce or account for any of the other counterparts.

10.13 Severability. The provisions of this Agreement are severable, and in the event that any provisions of this Agreement shall be determined to be invalid or unenforceable under any controlling body of the law, such invalidity and unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof. In the event the validity or unenforceability of any provision of this Agreement is brought into question because of the decision of a court of competent jurisdiction, Licensor, by written notice to Licensee may revise the provision in question or may delete it entirely so as to comply with the decision of said court.

10.14 Waiver. The failure of either party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar failure to perform any such term or condition by the other party.

10.15 Export Control. It is understood that Licensor and VCU are subject to United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes and other commodities (including the Arms Export Control Act, as amended and the United States Department of Commerce Export Administration Act of 1979). The transfer of such items may require a license from the cognizant agency of the United States Government and/or written assurances by Licensee that Licensee shall not export data or commodities to certain foreign countries without prior approval of such agency. Licensor neither represents that license shall not be required nor, if required, it shall be issued.

10.16 Language. All reports and documents to be forwarded to Licensor shall be in the English language.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed in duplicate as first above written.

AGREED AND ACCEPTED:

Licensee:

By:	/s/ Robb Knie	Date:	5/15/2026
Robb Knie
Chief Executive Officer, Rocket One Inc.

VIRGINIA COMMONWEALTH UNIVERSITY

INTELLECTUAL PROPERTY FOUNDATION

By:	/s/ Iveline Metcheva	Date:	5/15/2026
Ivelina S. Metcheva, Ph.D., MBA
President, VCU Intellectual Property Foundation

APPENDIX A

Licensed Patents

1.	U.S. Patent Rights

(a)	[*]

Proprietary Information

APPENDIX B
FEES AND ROYALTIES

1. Licensee agrees to provide Licensor with the following consideration:

A. Royalties. Licensee agrees to pay to Licensor a running royalty of [*]% of the Net Sales of Licensed Products and Licensed Services that are covered by Licensed Patents and [*]% of the Net Sales of Licensed Products and Licensed Services that are covered by the Licensed Technical Information. (the “Royalties”).

If Licensee is required to pay another royalty to a third party based upon the sale of Licensed Products, then the Licensee may reduce the amount of royalty paid to Licensor by an amount equal to the amount actually paid to the third party up to [*] or [*]% of the royalty on Net Sales (e.g., in no event will the amount paid to Licensor be less than [*]% of the Royalties that would otherwise have been due).

B. Sublicense Fees. Licensee shall pay to the Licensor ([*]%) of Sublicensing Revenue received from Sublicensee or any third party in regard to the Licensed Patents.

C. Minimum Annual Payments. To maintain a license to the Licensed Patents, Licensee agrees to make annual minimum payments that shall start on the third (3rd) anniversary of the Effective Date of the Agreement as follows:

$ [*]	in Year 4 (third anniversary of this agreement)

$ [*]	in Year 5

$ [*]	in Year 6

$ [*]	in Year 7 and every anniversary thereafter as long as the license is in effect.

If at the end of any year in which the minimum annual payments are due, Licensee has not paid Royalties above the minimum annual payment for that year, then Licensee will pay VCU the difference between the minimum annual payment and the Royalties paid during that year within thirty (30) days after the end of the applicable year.

D. Up-front Fees. Upon execution of this Agreement, within 14 days of EFFECTIVE DATE, LICENSEE will pay to LICENSOR $[*].

Proprietary Information

APPENDIX
C DILIGENCE MILESTONES

(a) Hire technical consultant by month 2

(b) Raise $500,000 paid-in-capital within 12 months of the Effective Date

(c) Demonstration prototype by month 18

(d) Commercial product release within 36 months after the Effective Date.

(e) Licensee or a Sublicensee(s) must make sales Licensed Products and/or Licensed Services each calendar year period after the date of market introduction.